EXHIBIT 99.1
KBR Announces Second Quarter 2019 Financial Results

•	Strong Growth | 12% revenue growth underpinned by industry leading organic growth in GS and TS

•	Predictable Performance | EPS of $0.34, Adjusted EPS of $0.41 and Adjusted EBITDA of $117M

•	Cash Focus | Year to date operating cash flow of $81 million; 92% net income conversion; reducing leverage

•	Positive Outlook | Quality earnings continue to build in backlog; 1.5x consolidated book-to-bill

HOUSTON, Texas - July 31, 2019 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced second quarter 2019 financial results.

"I am pleased to report another strong quarter of earnings, bookings and cash generation," said Stuart Bradie, KBR President and CEO, as the company announced consolidated quarterly results. KBR's 12% top line growth was led by Government Solutions that achieved its sixth consecutive quarter of double digit organic revenue growth and Technology Solutions that delivered 29% organic growth. Consolidated book-to-bill, excluding the work-off of our long-term privately financed initiatives, was strengthened by a robust 2.2x registered by Energy Solutions comprised predominantly of cost reimbursable services. "Combined with the stability of earnings afforded by our long-term contracts, our bookings momentum provides line of sight to KBR's growth into the future," Bradie said. "Our people continue to demonstrate unwavering commitment to delivering mission critical, top quality service across the globe that underpins the profitable, cash generative results we present today. I wish to thank each member of our team for their contributions in achieving ten straight quarters of meeting or exceeding expectations,” said Bradie.
Second Quarter Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions, except share data	2019	2018[1]	2019	2018[1]

Revenue	$1,422	$1,267	2,762	2,305
Operating income	$92	$100	$170	$279
Net income attributable to KBR	$48	$44	$88	$180
Adjusted EBITDA[2]	$117	$101	$223	$183
Diluted EPS	$0.34	$0.31	$0.62	$1.27
Adjusted EPS[2]	$0.41	$0.35	$0.77	$0.70

Operating cash flow	$33	$94	$81	$(36)
_________
[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our June 30, 2019 Form 10-Q for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.
Summary Results for the Quarter Ended June 30, 2019

•	Overall revenue growth of 12% attributable to the following:

•
19% growth in Government Solutions, 16% organic, underpinned by on-contract growth and new work awarded under our portfolio of well-positioned contracting vehicles; on-contract growth across our logistics business; continued disaster recovery work for the U.S. Air Force at Tyndall Air Force Base; expansion of systems engineering, test and evaluation, modernization, systems integration and program management services in our US engineering business; and growth from SGT, acquired in late April 2018;

•	29% organic revenue growth in Technology Solutions attributable to strong execution across our chemical, petrochemical, refining and ammonia projects and expanded proprietary equipment sales;

•	Equity earnings favorably impacted by an EPC project close-out and continued strong performance by Brown & Root Industrial Services in our Energy Solutions business;

•	SG&A increased related to launch of our new brand and website and some continued ERP implementation expenses; and

•	Interest expense and income taxes are in line with expectations.
Changes in reporting, effective January 1, 2019:

•	We changed the name of our Government Services segment to "Government Solutions", our Technology segment to "Technology Solutions", and our Hydrocarbons Services segment to "Energy Solutions".

•
Effective January 1, 2019, we elected to classify certain indirect costs incurred as overhead (included in "Cost of revenues") or general administrative expenses for U.S. GAAP reporting purposes in the same manner as such costs are defined in our disclosure statements under U.S. Government Cost Accounting Standards. We reclassified $31 million and $67 million from "Cost of revenues" to "Selling, general and administrative expenses" for the three and six months ended June 30, 2018. There was no impact on consolidated or segment operating income or net income as previously reported.

Liquidity and Capital Structure

•	Year-to-date operating cash flow of $81 million, or 92% net income conversion;

•
Gross and net debt leverage of 2.9x and 1.5x, respectively; continued gross debt de-leveraging attributable to pay down of debt in the quarter of $47 million, including $32 million of elective payments, and growing EBITDA; and

•	Previously disclosed Ichthys funding expectations remain unchanged.
Notable New Business Awards/Developments:
Quality bookings continue to support the Company’s long-term outlook. Consolidated second quarter 2019 book-to-bill was 1.5x, excluding the workoff of our long-term private finance initiatives. Our Government Solutions and Energy Solutions businesses led the Company in bookings, winning contracts aligned with our deep technical expertise and commercial risk strategies. Notable bookings in the second quarter include the following:

•	A new three-year award in our Government Solutions business by the U.K. Ministry of Defence to provide communications network support and to deliver training services in the Middle East.

•
A significant recompete award in our Government Solutions business by the U.S. Marine Corps (USMC) to provide worldwide maintenance and supply chain services for the USMC Blount Island Command. The ceiling value of this potential eight-year contract is $950 million.

•
A reimbursable contract award in our Energy Solutions business to provide FEED and EPC services to a tier one company to support the installation and construction of terminal facilities, not including storage tanks, to handle Permian Basin crude oil and condensate for transport to the Gulf Coast.

Also notable during the quarter was our selection as preferred bidder for the engineering, procurement, construction and commissioning contract for Train 4 at Freeport LNG's export facility. Under the terms of the expected EPC contract, KBR will provide engineering, procurement, construction, commissioning and startup of a nominal 5 mtpa LNG train and associated gas pre-treatment plant for the export of U.S. gas to international markets. We expect to record this award into backlog when the project achieves Final Investment Decision.
We were also awarded a new five-year, $200 million contract in our Government Solutions business to provide launch range operations at NASA's Wallops Flight Facility. Under this contract, we will perform a broad range of work, including radar, telemetry, logistics, tracking and communications services for flight vehicles; we will test and maintain communications and electronic systems; and we will operate ground, spacecraft and launch vehicle processing systems. We expect to record the value of this project into backlog in the third quarter 2019.
Earlier this month, Methanex announced Final Investment Decision for its Geismar 3 methanol project for which we completed the front end engineering design. We will continue to work closely with Methanex to provide reimbursable EPC services for a 1.8 million tonne per year world-scale methanol operating plant located adjacent to Methanex’s two existing Geismar facilities. We expect to record the value of this reimbursable EPC contract into backlog in the third quarter 2019.
Reaffirming Guidance

KBR reaffirms 2019 GAAP EPS guidance with a range of $1.29 to $1.44, and Adjusted EPS guidance with a range of $1.58 to $1.73 per share. Our Adjusted EPS guidance excludes legacy legal costs for U.S. Government contracts, non-cash imputed interest on the conversion option of the convertible debt, acquisition and integration related costs, amortization related to the consolidation of Aspire and incremental 2019 interest expense associated with funding the Ichthys project. A reconciliation of GAAP EPS to Adjusted EPS guidance is included at the end of this release.
Operating cash flows for 2019 are estimated to range from $175 million to $205 million. Our estimated effective tax rate for 2019 is estimated to range from 23% to 25%.
About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs approximately 38,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Solutions, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology Solutions, featuring proprietary technology, equipment, catalysts, digital solutions and related technical services for the monetization of hydrocarbons, including refining, petrochemicals, ammonia and specialty chemicals, as well as inorganics; and

•
Energy Solutions, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018[1]	2019	2018[1]

Revenues:
Government Solutions	$1,033	$868	$2,008	$1,545
Technology Solutions	93	72	185	134
Energy Solutions	296	327	568	626
Subtotal	1,422	1,267	2,761	2,305
Non-strategic Business	—	—	1	—
Total revenues	1,422	1,267	2,762	2,305
Gross profit (loss):
Government Solutions	112	85	202	155
Technology Solutions	26	27	53	48
Energy Solutions	22	49	58	77
Subtotal	160	161	313	280
Non-strategic Business	—	—	—	(2)
Total gross profit	160	161	313	278
Equity in earnings of unconsolidated affiliates:
Government Solutions	8	6	14	14
Energy Solutions	7	6	1	19
Total equity in earnings of unconsolidated affiliates	15	12	15	33
Selling, general and administrative expenses	(88)	(72)	(166)	(143)
Acquisition and integration related costs	(1)	(1)	(2)	(4)
Gain on disposition of assets	6	—	10	—
Gain on consolidation of Aspire subcontracting entities	—	—	—	115
Operating income	92	100	170	279
Interest expense	(26)	(17)	(51)	(23)
Other non-operating income (loss)	2	(1)	7	(3)
Income before income taxes and noncontrolling interests	68	82	126	253
Provision for income taxes	(18)	(18)	(34)	(52)
Net income	50	64	92	201
Net income attributable to noncontrolling interests	(2)	(20)	(4)	(21)
Net income attributable to KBR	$48	$44	$88	$180

Adjusted EBITDA[2]	$117	$101	$223	$182

Diluted EPS	$0.34	$0.31	$0.62	$1.27
Adjusted EPS[2]	$0.41	$0.35	$0.77	$0.70

[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our June 30, 2019 Form 10-Q for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net income	$92	$201
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	48	30
Equity in earnings of unconsolidated affiliates	(15)	(33)
Deferred income tax expense	—	34
Gain on disposition of assets	(10)	—
Gain on consolidation of Aspire subcontracting entities	—	(115)
Other	12	6
Changes in operating assets and liabilities	(35)	(159)
Total cash flows provided by (used in) operating activities	81	(36)
Cash flows from investing activities:
Purchases of property, plant and equipment	(6)	(11)
Investments in equity method joint ventures	(131)	(162)
Proceeds from disposition of assets and investments	6	1
Acquisition of businesses, net of cash acquired	—	(357)
Adjustments to cash due to consolidation of Aspire subcontracting entities	—	197
Total cash flows used in investing activities	(131)	(332)
Cash flows from financing activities:
Payments to reacquire common stock	(3)	(3)
Acquisition of remaining ownership interest in joint ventures	—	(56)
Distributions to noncontrolling interests	(4)	—
Payments of dividends to shareholders	(23)	(23)
Net proceeds from issuance of common stock	2	1
Borrowings on revolving credit agreements	—	250
Borrowings on long-term debt	—	959
Debt issuance costs	—	(46)
Payments on revolving credit agreements	—	(605)
Payments on short-term and long-term borrowings	(47)	(5)
Other	(3)	—
Total cash flows (used in) provided by financing activities	(78)	472
Effect of exchange rate changes on cash	—	(24)
(Decrease) increase in cash and equivalents	(128)	80
Cash and equivalents at beginning of period	739	439
Cash and equivalents at end of period	$611	$519

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	June 30,	December 31,
	2019	2018
Government Solutions	$10,689	$11,005
Technology Solutions	500	594
Energy Solutions	2,634	1,896
Subtotal	13,823	13,495
Non-strategic Business	1	2
Total backlog	$13,824	$13,497

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.9 billion at June 30, 2019 and $3.0 billion at December 31, 2018. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $5.1 billion at June 30, 2019 and $5.3 billion at December 31, 2018.

We estimate that as of June 30, 2019, 32% of our backlog will be executed within one year. Of this amount, 85% will be recognized in revenues on our condensed consolidated statement of operations and 15% will be recorded by our unconsolidated joint ventures. As of June 30, 2019, $154 million of our backlog relates to active contracts that are in a loss position.

As of June 30, 2019, 10% of our backlog was attributable to fixed-price contracts, 53% was attributable to PFIs and 37% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2019, $9.3 billion of our GS backlog was currently funded by our customers.

As of June 30, 2019, we had approximately $3.3 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision (benefit) for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three and six months ended June 30, 2019 and 2018 is considered a non-GAAP financial measure under the SEC's rules because EBITDA and Adjusted EBITDA for each such period excludes certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes that EBITDA and Adjusted EBITDA for each of the three and six months ended June 30, 2019 and 2018 is a meaningful measure to share with investors because each measure, which adjusts net income attributable to KBR for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, EBITDA and Adjusted EBITDA affords investors a view of what management considers KBR's core performance for each of the three and six months ended June 30, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2019	2018	2019	2018

Net Income Attributable to KBR	$48	$44	$88	$180

Add Back:
Interest expense	26	17	51	23
Provision for income taxes	18	18	34	52
Other non-operating (income) loss	(2)	1	(7)	3
Depreciation and amortization	23	17	48	30

Consolidated EBITDA	$113	$97	$214	$288
Add back:
Legacy legal fees	3	3	7	6
Acquisition and integration related costs	1	1	2	4
Gain on consolidation of Aspire subcontracting entities	—	—	—	(115)

Adjusted EBITDA	$117	$101	$223	$183

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three and six months ended June 30, 2019 and 2018 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that the Adjusted EPS for each of the three and six months ended June 30, 2019 and 2018 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three and six months ended June 30, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three and six months ended June 30, 2019 and 2018 by adjusting EPS for the items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Diluted EPS	$0.34	$0.31	$0.62	$1.27

Adjustments:
Legacy legal fees	$0.01	$0.02	$0.04	$0.03
Non-cash imputed interest on conversion option	$0.01	$—	$0.02	$—
Acquisition and integration related expenses	$0.01	$—	$0.01	$0.02
Amortization related to Aspire acquisition	$0.02	$0.02	$0.04	$0.04
Incremental interest on Ichthys	$0.02	$—	$0.04	$—
Gain on consolidation of Aspire subcontracting entities	$—	$—	$—	$(0.66)

Adjusted EPS	$0.41	$0.35	$0.77	$0.70

We have calculated the Adjusted EPS for the 2019 guidance by adjusting EPS for the items included in the table below.

	Low	High

Diluted earnings per share:	$1.29	$1.44
Adjustments:
Legacy legal fees	$0.06
Non-cash imputed interest on conversion option	$0.06
Acquisition and integration related expenses	$0.02
Amortization related to Aspire acquisition	$0.06
Incremental interest on Ichthys	$0.09

Adjusted EPS Guidance	$1.58	$1.73